News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS HOLIDAY SALES

NASHVILLE, Tenn. (January 6, 2011) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the nine-week period ended January 1, 2011.

Net sales for the nine-week period ended January 1, 2011, were $107.7 million compared with $111.7 million for the nine-week period ended January 2, 2010. Comparable store sales for the nine-week period declined 8.5% compared with an increase of 9.7% in the same period a year ago.

The Company expects to report sales for the fiscal fourth quarter on February 3, 2011, and earnings for the fourth quarter and fiscal year ending January 29, 2011, on March 10, 2011.

Commenting on the holiday period, Robert Alderson, Kirkland’s President and Chief Executive Officer, noted, “Sales and margin were within the range of our expectations given the tougher comparison to the prior year and the sales trends leading into the quarter.”

Kirkland’s also announced it will present at the Cowen and Company 9th Annual Consumer Conference in New York City at the Westin New York at Times Square on Tuesday, January 11, 2011, from 11:30 a.m. to 11:55 a.m. ET. A live simulcast of Kirkland’s presentation will be available online at the Company’s website, www.kirklands.com, and at http://www.wsw.com/webcast/cowen/kirk. The online replay will be available shortly after the presentation and will continue for 90 days following the conference.

The Company will present at the 13th Annual ICR XChange Conference in Dana Point, California, at the St. Regis Monarch Beach Resort & Spa on Wednesday, January 12, 2011, from 4:10 p.m. to 4:30 p.m. PT.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 303 stores in 29 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 15, 2010. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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